Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Results

Philadelphia, PA – March 2, 2021

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Reports Q4 Results

PHILADELPHIA, PA, March 2, 2021 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of the Anthropologie, BHLDN, Free People, FP Movement, Terrain, Urban Outfitters, Nuuly and Menus & Venues brands, today announced net income of $29 million and $1 million for the three months and year ended January 31, 2021, respectively. Earnings per diluted share were $0.29 and $0.01 for the three months and year ended January 31, 2021, respectively. For the three months ended January 31, 2021, adjusted net income was $29 million and adjusted earnings per diluted share were $0.30. Adjusted net income and earnings per diluted share for the three months ended January 31, 2021, excludes store impairment charges. See “Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Total Company net sales for the three months ended January 31, 2021, decreased 6.9% over the same period last year to $1.09 billion. Comparable Retail segment net sales decreased 7% due to negative retail store net sales as stronger conversion rates could not offset the reduced store traffic caused by the coronavirus pandemic and related occupancy restrictions. Lower store net sales were partially offset by strong double-digit growth in digital channel sales. By brand, comparable Retail segment net sales increased 6% at Free People and decreased 6% at Urban Outfitters and 11% at the Anthropologie Group. Wholesale segment net sales decreased 7%.

For the year ended January 31, 2021, total Company net sales decreased 13.4% over the same period last year. Comparable Retail segment net sales decreased 11%, driven by negative retail store net sales due to mandated store closures as a result of the coronavirus pandemic and lower store productivity once opened, partially offset by strong double-digit growth in digital channel sales. Wholesale segment net sales decreased 40%.

“As we begin our new fiscal year, we are encouraged by the positive sales results all three brands delivered in North America quarter-to-date,” said Richard A. Hayne, Chief Executive Officer. “We’re particularly excited by the recent uptick in demand for ‘going-out’ type apparel and believe this bodes well for our spring and summer seasons,” finished Mr. Hayne.

Net sales by brand and segment for the three and twelve-month periods were as follows:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2021	2020	2021	2020
Net sales by brand
Urban Outfitters	$428,102	$449,939	$1,383,361	$1,496,249
Anthropologie Group	431,380	491,146	1,319,063	1,639,123
Free People	219,279	215,765	711,631	813,371
Menus & Venues	2,980	6,759	11,358	27,045
Nuuly	6,652	5,969	24,336	8,001
Total Company	$1,088,393	$1,169,578	$3,449,749	$3,983,789

Net sales by segment
Retail Segment	$1,013,889	$1,090,552	$3,228,200	$3,648,938
Wholesale Segment	67,852	73,057	197,213	326,850
Subscription Segment	6,652	5,969	24,336	8,001
Total Company	$1,088,393	$1,169,578	$3,449,749	$3,983,789

For the three months ended January 31, 2021, the gross profit rate decreased by 198 basis points and the adjusted gross profit rate decreased by 314 basis points versus the prior year’s comparable period. The decrease in adjusted gross profit rate was primarily due to the increase in delivery and logistics expenses due to the penetration of the digital channel as well as increased carrier surcharges. This was partially offset by lower merchandise markdowns in the Retail segment driven by the Urban Outfitters and Free People brands, benefits associated with negotiated rent concessions with landlords and European government assistance programs.

For the year ended January 31, 2021, the gross profit rate decreased to 25.0% of net sales, from 31.1% of net sales versus the prior year’s comparable period. The decrease in gross profit rate was primarily driven by an increase in delivery and logistics expense primarily due to penetration of the digital channel, followed by store occupancy expense rate deleverage. The deleverage in store occupancy expense was due to lower store net sales as a result of mandated store closures as well as lower store traffic once reopened due to the COVID-19 pandemic. Additionally, during the year ended January 31, 2021, the Company recorded a $14.6 million year-over-year increase in inventory obsolescence reserves and a $15.5 million store impairment charge, compared to a $14.6 million store impairment charge in the year ended January 31, 2020.

As of January 31, 2021, total inventory decreased by $19.9 million, or 4.9%, on a year-over-year basis driven by a 34% reduction in Wholesale segment inventory. Retail segment inventory was flat, as a 5% decline in comparable Retail segment inventory was offset by an increase in in-transit inventory due to global transportation delays.

For the three months ended January 31, 2021, selling, general and administrative expenses decreased by $27.0 million, or 9.6%, compared to the prior year’s comparable period and expressed as a percentage of net sales, leveraged by 69 basis points. The leverage in selling, general and administrative expenses was primarily related to disciplined store payroll management and overall expense control. Digital marketing expenses grew during the quarter to support the strong digital sales and customer growth.

For the year ended January 31, 2021, selling, general and administrative expenses decreased by $136.1 million, or 13.7%, compared to the prior year’s comparable period. Selling, general and administrative expenses as a percentage of sales decreased to 24.9% of net sales from 25.0% of net sales in the prior year’s comparable period. The leverage was primarily driven by disciplined store payroll management and other expense control measures partially offset by an increase in digital marketing and other expenses in order to support strong digital channel sales and customer growth. The decrease in selling, general and administrative expenses for the year ended January 31, 2021, was primarily due to disciplined store payroll management, overall expense control measures and the benefit of COVID-19 related government relief packages. During the year ended January 31, 2020, the Company recorded a charge of approximately $13.9 million related to goodwill impairment of the Menus & Venues division.

The Company’s effective tax rate for the three months ended January 31, 2021, was 19.7% compared to 50.7% in the prior year period. The adjusted effective tax rate for the three months ended January 31, 2021, was 19.9% compared to 28.0% in the prior year period. The decrease in the adjusted effective tax rate for the three months ended January 31, 2021, was primarily due to the ratio of foreign taxable losses to global taxable profits. The Company’s effective tax rate for the year ended January 31, 2021, was 64.8% compared to 29.9% in the prior year comparable period. The increase in the effective tax rate for the year ended January 31, 2021, was primarily due to the ratio of foreign taxable losses to global taxable profits and lower income before income taxes as compared to the prior year comparable period.

Net income for the three months and year ended January 31, 2021, was $29 million and $1 million, respectively, and earnings per diluted share were $0.29 and $0.01, respectively. For the three months ended January 31, 2021, adjusted net income was $29 million and adjusted earnings per diluted share were $0.30.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. The Company did not repurchase any shares during the fourth quarter, while during the year ended January 31, 2021, the Company repurchased and subsequently retired 0.5 million common shares for approximately $7 million under this program. These shares were repurchased prior to the known spread of the coronavirus pandemic in the United States that forced the Company to close its stores for an extended period of time. During the year ended January 31, 2020, the Company repurchased and subsequently retired 8.1 million common shares for approximately $217 million under this program. On June 4, 2019, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a new share repurchase program. As of January 31, 2021, 25.9 million common shares were remaining under the programs.

During the year ended January 31, 2021, the Company opened a total of 20 new retail locations including: 7 Urban Outfitters stores, 7 Anthropologie Group stores and 6 Free People stores (including 2 FP Movement stores); and closed 10 retail locations including: 8 Urban Outfitters stores, 1 Anthropologie Group store and 1 Free People store. During the year ended January 31, 2021, six franchisee-owned stores were closed including: four Urban Outfitters stores, one Anthropologie Group store and one Free People store.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 247 Urban Outfitters stores in the United States, Canada and Europe and websites; 237 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 149 Free People stores in the United States, Canada and Europe, catalogs and websites, 11 Menus & Venues restaurants and 1 Urban Outfitters franchisee-owned store, as of January 31, 2021. Free People and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss fourth quarter results and will be webcast at 5:30 pm. ET at: https://edge.media-server.com/mmc/p/fd34jazh

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the impacts of public health crises such as the coronavirus (COVID-19) pandemic, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions or public health crises, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with digital sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, any material disruptions or security breaches with respect to our technology systems, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate (including the uncertainties associated with the U.S. Tax Cuts and Jobs Act), changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2021	2020	2021	2020

Net sales	$1,088,393	$1,169,578	$3,449,749	$3,983,789
Cost of sales (excluding store impairment)	798,341	821,174	2,572,347	2,729,352
Store impairment	968	14,611	15,496	14,611
Gross profit	289,084	333,793	861,906	1,239,826
Selling, general and administrative expenses	254,304	281,307	857,934	993,990
Goodwill impairment	—	13,911	—	13,911
Income from operations	34,780	38,575	3,972	231,925
Other income (loss), net	802	1,041	(459)	7,795
Income before income taxes	35,582	39,616	3,513	239,720
Income tax expense	7,008	20,077	2,277	71,624
Net income	$28,574	$19,539	$1,236	$168,096

Net income per common share:
Basic	$0.29	$0.20	$0.01	$1.68
Diluted	$0.29	$0.20	$0.01	$1.67

Weighted-average common shares outstanding:
Basic	97,798,872	97,976,236	97,817,651	99,833,011
Diluted	99,085,513	98,934,004	98,522,776	100,588,677

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (excluding store impairment)	73.3%	70.2%	74.6%	68.5%
Store impairment	0.1%	1.3%	0.4%	0.4%
Gross profit	26.6%	28.5%	25.0%	31.1%
Selling, general and administrative expenses	23.4%	24.1%	24.9%	25.0%
Goodwill impairment	—	1.1%	—	0.3%
Income from operations	3.2%	3.3%	0.1%	5.8%
Other income, net	0.1%	0.1%	0.0%	0.2%
Income before income taxes	3.3%	3.4%	0.1%	6.0%
Income tax expense	0.7%	1.7%	0.1%	1.8%
Net income	2.6%	1.7%	0.0%	4.2%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	January 31,	January 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$395,635	$221,839
Marketable securities	174,695	211,453
Accounts receivable, net of allowance for doubtful accounts of $4,028 and $880, respectively	89,952	88,288
Inventory	389,618	409,534
Prepaid expenses and other current assets	173,432	122,282
Total current assets	1,223,332	1,053,396

Property and equipment, net	967,422	890,032
Operating lease right-of-use assets	1,114,762	1,170,531
Marketable securities	123,662	97,096
Deferred income taxes and other assets	117,167	104,578
Total Assets	$3,546,345	$3,315,633

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$237,386	$167,871
Current portion of operating lease liabilities	254,703	221,593
Accrued expenses, accrued compensation and other current liabilities	414,043	249,306
Total current liabilities	906,132	638,770
Non-current portion of operating lease liabilities	1,074,009	1,137,495
Long-term debt	—	—
Deferred rent and other liabilities	88,846	84,013
Total Liabilities	2,068,987	1,860,278

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 97,815,985 and 97,976,815 issued and outstanding, respectively	10	10
Additional paid-in-capital	19,360	9,477
Retained earnings	1,475,108	1,473,872
Accumulated other comprehensive loss	(17,120)	(28,004)
Total Shareholders’ Equity	1,477,358	1,455,355
Total Liabilities and Shareholders’ Equity	$3,546,345	$3,315,633

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Twelve Months Ended
	January 31,
	2021	2020
Cash flows from operating activities:
Net income	$1,236	$168,096
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103,771	112,256
Non-cash lease expense	197,088	190,652
(Benefit) provision for deferred income taxes	(14,270)	1,451
Share-based compensation expense	20,300	21,109
Goodwill impairment	—	13,911
Store impairment	15,496	14,611
Loss on disposition of property and equipment, net	779	1,643
Changes in assets and liabilities:
Receivables	(1,223)	(7,825)
Inventory	22,381	(39,101)
Prepaid expenses and other assets	(25,239)	(16,308)
Payables, accrued expenses and other liabilities	152,905	22,661
Operating lease liabilities	(187,410)	(209,263)
Net cash provided by operating activities	285,814	273,893
Cash flows from investing activities:
Cash paid for property and equipment	(159,242)	(217,433)
Cash paid for marketable securities	(338,918)	(397,220)
Sales and maturities of marketable securities	396,260	428,508
Net cash used in investing activities	(101,900)	(186,145)
Cash flows from financing activities:
Borrowings under debt	220,000	—
Repayments of debt	(220,000)	—
Proceeds from the exercise of stock options	495	974
Share repurchases related to share repurchase program	(7,036)	(217,421)
Share repurchases related to taxes for share-based awards	(3,876)	(5,600)
Net cash used in financing activities	(10,417)	(222,047)
Effect of exchange rate changes on cash and cash equivalents	299	(2,122)
Increase (decrease) in cash and cash equivalents	173,796	(136,421)
Cash and cash equivalents at beginning of period	221,839	358,260
Cash and cash equivalents at end of period	$395,635	$221,839
Supplemental cash flow information:
Cash paid during the year for:
Income taxes	$25,572	$74,429
Non-cash investing activities—Accrued capital expenditures	$36,926	$10,497

Important Information Regarding Non-GAAP Financial Measures

In addition to evaluating the financial condition and results of our operations in accordance with U.S. generally accepted accounting principles (“GAAP”), from time to time our management evaluates and analyzes results and any impact on the Company of certain events outside of normal, or “core,” business and operations, by considering adjusted financial measures not prepared in accordance with GAAP. Examples of items that we consider non-core include store and goodwill impairment charges and income tax expense related to valuation allowances attributable to net losses of certain foreign operations. In order to improve the transparency of our disclosures, provide a meaningful presentation of results from our core business operations and improve period-over-period comparability, we have included certain adjusted financial measures that exclude the impact of these non-core business items.

We believe these adjusted financial measures are important indicators of our recurring results of operations because they exclude items that may not be indicative of, or are unrelated to, our underlying results of operations and provide a useful baseline for analyzing trends in our underlying business. Management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company’s financial position, results of operations or cash flows and should therefore be considered in assessing the Company’s actual and future financial condition and performance. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies.

URBAN OUTFITTERS, INC.

Reconciliation of Non-GAAP Financial Measures

(amounts in thousands, except per share data)

(unaudited)

Reconciliation of Adjusted Gross Profit:
	Three Months Ended
	January 31,
	2021		2020
	$'s	% of Net Sales	$'s	% of Net Sales

Gross profit (GAAP)	$289,084	26.6%	$333,793	28.5%
Adjustments:
Store impairment charges (a)	968		14,611
Adjusted gross profit (Non-GAAP)	$290,052	26.7%	$348,404	29.8%

Reconciliation of Adjusted Income from Operations:
	Three Months Ended
	January 31,
	2021		2020
	$'s	% of Net Sales	$'s	% of Net Sales

Income from operations (GAAP)	$34,780	3.2%	$38,575	3.3%
Adjustments:
Store impairment charges (a)	968		14,611
Goodwill impairment charge (b)	—		13,911
Adjusted income from operations (Non-GAAP)	$35,748	3.3%	$67,097	5.7%

Reconciliation of Adjusted Income Tax Expense and Adjusted Effective Tax Rate:
	Three Months Ended
	January 31,
	2021		2020
	$'s		$'s

Income before income taxes (GAAP)	$35,582		$39,616
Adjustments:
Store impairment charges (a)	968		14,611
Goodwill impairment charge (b)	—		13,911
Adjusted income before income taxes (Non-GAAP)	$36,550		$68,138

Income tax expense (GAAP)	$7,008		$20,077
Adjustments:
Provision for income taxes on adjustments (c)	250		6,799
Impact of income tax valuation allowances (d)	—		(7,809)
Adjusted income tax expense (Non-GAAP)	$7,258		$19,067

Effective income tax rate (GAAP)	19.7%		50.7%
Adjustments	0.2		(22.7)
Adjusted effective income tax rate (Non-GAAP)	19.9%		28.0%

URBAN OUTFITTERS, INC.

Reconciliation of Non-GAAP Financial Measures

(amounts in thousands, except per share data)

(unaudited)

Reconciliation of Adjusted Net Income and Adjusted Diluted EPS:
	Three Months Ended
	January 31,
	2021		2020
	$'s	% of Net Sales	$'s	% of Net Sales

Net income (GAAP)	$28,574	2.6%	$19,539	1.7%
Adjustments:
Store impairment charges (a)	968		14,611
Goodwill impairment charge (b)	—		13,911
Provision for income taxes on adjustments (c)	(250)		(6,799)
Impact of income tax valuation allowances (d)	—		7,809
Adjusted net income (Non-GAAP)	$29,292	2.7%	$49,071	4.2%

Diluted EPS (GAAP)	$0.29		$0.20
Adjustments, net of tax	0.01		0.30
Adjusted diluted EPS (Non-GAAP)	$0.30		$0.50

(a) Store impairment charges relate to three retail locations during the three months ended January 31, 2021 and eight retail locations during the three months ended January 31, 2020. The Company assessed the current and future performance of its retail locations and it was determined that these locations would not be able to generate sufficient cash flow over the expected remaining lease term to recover the carrying value of the property and equipment.

(b) The Company evaluated the fair value of the Menus & Venues division as compared to the carrying value and determined that the goodwill assigned to the reporting unit is impaired in full.

(c) The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

(d) During the three months ended January 31, 2020, the Company recorded income tax expense related to valuation allowances attributable to net losses of certain foreign operations.